Exhibit 99.1

Kewaunee Scientific Reports Results for First Quarter

STATESVILLE, N.C., Aug. 25, 2015 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its first quarter ended July 31, 2015.

Sales for the quarter were $31,089,000, a 2% increase from sales of $30,534,000 in the prior year. Domestic sales for the quarter were $24,315,000, up slightly from sales of $24,248,000 in the first quarter of last year. International sales for the quarter were $6,774,000, up 8% from sales of $6,286,000 in the first quarter last year.

Net earnings for the quarter were $940,000, or $0.35 per diluted share, as compared to net earnings of $1,234,000, or $0.47 per diluted share, in the first quarter last year. Earnings for the quarter were unfavorably impacted by the shipments of the remaining orders in the backlog that were bid in the prior year at extremely competitive pricing. This impact was due to a major competitor exiting the marketplace, and to a lesser extent, by a higher effective income tax rate.

In-coming orders for the Domestic business were strong during the quarter, as opportunities increased from the improving marketplace for laboratory furniture and scientific equipment in the United States. The Company continues to see and pursue new opportunities in the International markets, particularly in the growth markets of India and the Middle East, although the timing of international incoming orders continues its unevenness from quarter-to-quarter.

The order backlog was $86.7 million at July 31, 2015, as compared to $82.7 million at July 31, 2014, and $90.1 million at April 30, 2015. An increase in the Domestic backlog was offset by shipments of several large international orders during the quarter.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand was $2.9 million at the end of the quarter, as compared to $4.4 million at the end of the first quarter last year. Cash of $888,000 was used during the current quarter for the final annual installment toward the purchase of the minority interest in one of the Company's Asia subsidiaries. Working capital was $28.5 million, as compared to $27.5 million at the end of the first quarter last year. Short-term debt and interest rate swaps were $4.9 million at the end of the quarter, as compared to $5.2 million at the end of the first quarter last year, and total bank borrowings and interest rate swaps were $9.0 million, as compared to $9.7 million at the end of the first quarter last year.

"In our Domestic business, incoming orders continued to be strong during the quarter, and profit margins improved over those of the past two quarters," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "Our International business continues to see project opportunities globally from our expanded sales organization and the continued strengthening of the Kewaunee brand worldwide.

"Looking forward, I remain optimistic we will continue to experience sales growth in fiscal year 2016. I also expect earnings to improve this fiscal year as the United States economy continues its recovery and the marketplace adjusts to the impact of the former competitor leaving the industry. My optimism is also based on our strong order backlog and expectations that our International business will continue its long-term progress."

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters is located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: D. Michael Parker
704/871-3290

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended
	July 31,
	2015	2014
Net sales	$ 31,089	$ 30,534
Cost of products sold	25,246	24,386
Gross profit	5,843	6,148
Operating expenses	4,319	4,348
Operating earnings	1,524	1,800
Other income	102	126
Interest expense	(92)	(81)
Earnings before income taxes	1,534	1,845
Income tax expense	571	585
Net earnings	963	1,260
Less: net earnings attributable to the noncontrolling interest	23	26
Net earnings attributable to Kewaunee Scientific Corporation	$ 940	$ 1,234

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.36	$0.47
Diluted	$0.35	$0.47

Weighted average number of common shares outstanding
Basic	2,630	2,620
Diluted	2,659	2,651

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	July 31,	April 30,
	2015	2015
Assets	(Unaudited)
Cash and cash equivalents	$ 2,899	$ 3,044
Restricted Cash	1,964	2,276
Receivables, less allowances	28,117	29,106
Inventories	13,970	12,745
Prepaid expenses and other current assets	2,521	1,591
Total Current Assets	49,471	48,762
Net property, plant and equipment	14,374	14,523
Other assets	6,231	6,205
Total Assets	$ 70,076	$ 69,490

Liabilities and Equity
Short-term borrowings and interest rate swaps	$ 4,901	$ 4,955
Current portion of long-term debt	421	421
Accounts payable	11,760	11,232
Other current liabilities	3,866	4,447
Total Current Liabilities	20,948	21,055
Other non-current liabilities	13,320	13,236
Total Liabilities	34,268	34,291
Noncontrolling interest	268	323
Kewaunee Scientific Corporation stockholders' equity	35,540	34,876
Total Equity	35,808	35,199
Total Liabilities and Stockholders's Equity	$ 70,076	$ 69,490